FOR IMMEDIATE RELEASE               FOR MORE INFORMATION, CALL:
---------------------               ---------------------------
December 3, 1997                    Media:     Brian J. Lewbart
                                               Director of Public Relations
                                               (410) 234-1755 (office)
                                               (410) 729-2684 (home)
                                               (410) 615-6905 (cellular)

                                    Investors: Robert P. Mulreaney
                                               Chief Financial Officer
                                               (410) 234-0782

                      PRIME RETAIL ACQUIRES OUTLET CENTERS
              IN NIAGARA FALLS, NY AND SHASTA, CA FOR $101 MILLION

              Transaction Continues Developer's Growth Strategy and Increases 1997 Property Acquisitions To $164 Million For Seven Centers
                        Totaling 1.2 Million Square Feet


     BALTIMORE - Prime Retail, Inc. (NYSE: PRT, PRT.PRB) has acquired Niagara International Factory Outlets in Niagara Falls, N.Y. and Shasta Factory Stores in Shasta, Calif. from Benderson Development Co. for a combined purchase price of $101 million. Prime Retail financed the purchase by assuming existing mortgage financing on Niagara International Factory Outlets of approximately $31.5 million and using proceeds from recently completed equity offerings and corporate financings.
         "These properties are great additions to our outlet center portfolio and will be accretive to our earnings," said Prime Retail Chief Executive Officer Abraham Rosenthal. "Part of our growth strategy this year called for the acquisition of no less than $100 million of existing outlet centers on terms and conditions that would be accretive to our shareholders. This transaction, combined with our earlier purchase this year of five centers totaling 522,000 square feet for $63.3 million, achieves our goal."
         This purchase increases Prime Retail's current outlet center portfolio to 28 centers in 20 states, totaling approximately 7.2 million square feet. Additionally, Prime Retail recently announced a definitive merger agreement with Horizon Group, Inc., whereby Prime Retail would integrate into its portfolio the top 20 performing outlet centers of Horizon's 37 outlet centers. The Horizon transaction, expected to close in the first quarter of 1998, would increase Prime Retail's portfolio to 45 centers in 25 states, totaling 12.5 million square feet and make Prime Retail the largest owner, operator and developer of factory outlet centers in the U.S.
                                    - more -
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PRIME RETAIL ACQUIRES TWO OUTLET CENTERS/Page 2

         Niagara International Factory Outlets serves the Buffalo, N.Y.; Ontario, Canada; and tourist markets. The center contains approximately 534,000 square feet - making it one of the 10 largest outlet centers in the U.S. according to Value Retail News - and was 91% occupied as of November 20, 1997. Lead merchants at Niagara International Factory Outlets include Bose, Brooks Brothers, Burberry's, Calvin Klein, Christian Dior, Coach, Donna Karan, Eddie Bauer, Estee Lauder, Gap, J. Crew, Jones New York, Nautica, OFF 5TH-Saks Fifth Avenue Outlet, Polo Ralph Lauren Factory Store and Tommy Hilfiger.
         "Niagara International Factory Outlets is the dominant center in its marketplace," said Prime Retail President and Chief Operating Officer William H. Carpenter, Jr. "The center's strong annual sales, which are approximately $270 per square foot; its superior tenant mix; and Niagara Falls' popularity as a tourist destination make this acquisition very appealing."
         Shasta Factory Stores, six miles west of Redding, Calif., serves the northern California tourist market. The center contains approximately 165,000 square feet and was 87% occupied as of November 20, 1997. Lead merchants at Shasta Factory Stores include Bugle Boy, Polo Ralph Lauren Factory Store, Tommy Hilfiger and VF Factory Outlet.
         "Tourist areas are prime locations for outlet centers, and Shasta's location in heavily visited northern California makes it a desirable center," Carpenter said.
         Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, development, and management of factory outlet centers. Prime Retail has been a developer of factory outlet centers since 1988. For more information, visit Prime Retail's web site: www.primeretail.com.
         Some of the information contained herein includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management's current views with respect to future events and financial performance and, accordingly, such statements are subject to various risks and uncertainties.
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